Exhibit 99.1

Heritage Announces First Quarter Dividend

Clearwater, Fla., March 2, 2017– Heritage Insurance Holdings, Inc. (NYSE: HRTG), a property and casualty insurance holding company, announced today that its Board of Directors declared a quarterly cash dividend of $0.06 per share on the Company’s common stock. The dividend will be paid on April 4, 2017 to stockholders of record as of March 15, 2017.

During the year ended December 31, 2016, Heritage declared total dividends of $0.23 per share of common stock and paid an aggregate amount in dividends of approximately $7 million.

Heritage expects to continue its quarterly cash dividend in 2017, subject to board approval. The declaration of payment of any future dividend is subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations.

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiaries, Heritage Property & Casualty Insurance Company and Zephyr Insurance Company, write approximately $587 million and $58 million, respectively, of personal and commercial residential premium through a large network of experienced agents. The Company is currently writing property and casualty insurance policies in Florida, Hawaii, North Carolina, South Carolina and Hawaii. Heritage Insurance Holdings, Inc. is led by a seasoned senior management team with an average of 30 years of insurance industry experience.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 — Statements in this press release regarding Heritage’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Heritage’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in Heritage’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 8, 2016.

Heritage Insurance Holdings, Inc.

Investor Contact:

Melanie Skijus

727-362-7262

mskijus@heritagepci.com

Source: Heritage Insurance Holdings, Inc.